Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEGNA INC.

ARTICLE ONE

The name of the corporation is TEGNA Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)	The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the bylaws, and vacancies in the Board of Directors of the Corporation (the “Board of Directors”) and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the bylaws.

(b)	The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c)	All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the bylaws) shall be vested in and exercised by the Board of Directors.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE NINE

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director or officer of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * *

IN WITNESS WHEREOF, TEGNA INC. has caused this Sixth Amended and Restated Certificate of Incorporation to be duly executed and acknowledged by its duly authorized officer this 19th day of March 2026.

/s/ Lee Ann Gliha
Lee Ann Gliha
Treasurer

[Signature Page to the TEGNA A&R Certificate of Incorporation]